Exhibit 21.1

LIST OF SUBSIDIARIES OF UC AUTOMOTIVE HOLDINGS INC.

The following is a list of the subsidiaries of UC Automotive Holdings Inc., a company incorporated under the Business Corporations Act (British Columbia), as of the date of the registration statement on Form F-1 of which this exhibit forms a part:

Name of Subsidiary	Jurisdiction of Incorporation	Date of Incorporation	Ownership
UC Auto Limited	British Columbia, Canada	April 21, 2016	100% (directly held)
Carkuku Auto Ltd.	British Columbia, Canada	June 11, 2021	100% (directly held)

Note: “Carkuku Auto Trading” and “UC Rental” are business names used in British Columbia and are not separate legal entities; they are therefore not listed.